99.1	News Release – third fiscal quarter ended June 26, 2011

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports Q3 results

DAVENPORT, Iowa (Aug. 5, 2011) — Lee Enterprises, Incorporated (NYSE: LEE) reported today that for its third fiscal quarter ended June 26, 2011, digital advertising sales increased 22.0 percent compared with a year ago, while same property revenue declined 4.2 percent, as previously announced. Cash costs excluding unusual matters declined 3.1 percent, and operating cash flow(1)  decreased 13.3 percent.

Also as previously announced, results were reduced by non-cash charges for impairment of goodwill and other assets, related primarily to the recent decline in Lee's stock price. The charges have no impact on cash flows but reduced reported earnings, resulting in a loss of $3.46 per diluted common share for the quarter and a loss of $3.08 year to date. Excluding the impairment charges, a non-cash curtailment gain and other unusual matters, adjusted earnings per diluted common share(2) were 21 cents for the quarter. Reported and adjusted earnings per diluted common share in the same quarter a year ago were 22 cents and 26 cents, respectively.

Mary Junck, chairman and chief executive officer, said: “Lee continues to move forward in the face of a still-unsettled economy that has weighed heavily on advertisers and disrupted many lives in our communities. Our print products continue to reach an overwhelming majority of people in our markets, while the popularity and array of our digital products continues to expand rapidly -- with digital advertising revenue up 22 percent this past quarter, unique visitors up 29 percent and mobile views up 220 percent. We continue to reset our cost structure through reorganization and reinvention of our business model, and we continue to pay down debt rapidly. Meanwhile, we are making good progress in discussions with our lenders toward a meaningful extension of our credit agreement. We have been gratified by their interest and support and look forward to a satisfactory outcome. In short, we believe we are building a strong foundation for the future.”

THIRD QUARTER OPERATING RESULTS

Operating revenue for the quarter totaled $187.3 million, a decline of 4.6 percent on a reported basis compared with a year ago. Same property revenue, which was impacted by the sale of a small book publishing business in the March quarter, declined 4.2 percent. Combined print and digital advertising revenue decreased 5.6 percent to $133.0 million, with retail advertising down 4.9 percent, national down 4.9 percent and classified down 7.5 percent. Combined print and digital classified employment revenue increased 4.1 percent, while automotive decreased 3.4 percent, real estate decreased 19.5 percent and other classified decreased 11.1 percent. Digital advertising revenue on a stand-alone basis increased 22.0 percent to $15.7 million, representing 11.8 percent of total advertising revenue. Digital retail advertising revenue increased 37.5 percent and digital classified advertising decreased 2.8 percent.

Lee's digital sites attracted 21.6 million unique visitors in the month of June 2011, an increase of 29.1 percent from a year ago. Mobile page views in June increased 220 percent to 17.8 million. Circulation revenue decreased 0.4 percent.

Operating expenses, excluding depreciation, amortization and unusual matters, decreased 3.1 percent. Compensation declined 5.0 percent, with the average number of full-time equivalent employees down 4.8 percent. Newsprint and ink expense increased 7.4 percent, a result of higher prices partially offset by a reduction in newsprint volume of 5.7 percent. Other operating expenses decreased 3.0 percent. Despite the increased cost of newsprint, operating expenses, excluding depreciation, amortization and unusual matters, are expected to decrease 4-5 percent in the quarter ending Sept. 25, 2011. Such costs for the 2012 fiscal year are expected to decrease another 1-2 percent from the 2011 level.

Operating cash flow decreased 13.3 percent from a year ago to $40.2 million. Operating cash flow margin(1) decreased to 21.4 percent from 23.6 percent a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, the company recognized an operating loss of $171.6 million, compared with operating income of $30.1 million a year ago. Non-operating expenses, primarily interest expense and debt financing costs, increased $2.2 million, due to increased debt financing costs. Loss attributable to Lee Enterprises, Incorporated for the quarter totaled $155.5 million, compared with income of $10.0 million a year ago.

CURTAILMENT GAIN

A $4.0 million pretax non-cash curtailment gain resulted from changes during the quarter to postretirement medical and pension plans for certain retirees. In addition, changes in the plans reduced benefit liabilities by $4.0 million.

IMPAIRMENT CHARGES

Results for the quarter include an estimate of non-cash impairment charges to earnings. The charges, which are preliminarily estimated to total $199 million before income taxes, and $162 million after tax, reduce the book value of goodwill, mastheads and the value of TNI Partners. The charges have no effect on cash flows, but reduce reported earnings per common share, resulting in a loss for the quarter and year to date periods. The impairment testing is being performed in accordance with generally accepted accounting principles, which, among other factors, requires consideration of differences between current book value and the fair value of all of the company's assets, including current market capitalization.

Because of the complex nature of the calculations involved, final amounts have not yet been determined. Definitive amounts will be included in financial statements to be filed with the Securities and Exchange Commission in the company's Annual Report on Form 10-K for the year ending Sept. 25, 2011.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

Unusual matters affecting year-over-year comparisons include charges for impairment of goodwill and a curtailment gain  in the current quarter. The following table summarizes the impact from unusual matters on income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per diluted common share. Per share amounts may not add due to rounding.

	13 Weeks Ended
	June 26		June 27
	2011		2010
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income (loss) attributable to Lee Enterprises, Incorporated, as reported	(155,517)	(3.46)	10,019	0.22
Adjustments:
Curtailment gain	(3,974)		—
Impairment of goodwill and other assets, including TNI Partners	199,325		—
Debt financing costs	6,053		1,997
Other, net	2,248		399
	203,652		2,396
Income tax effect of adjustments, net, and unusual tax matters	(38,742)		(838)
	164,910	3.67	1,558	0.03
Income attributable to Lee Enterprises, Incorporated, as adjusted	9,393	0.21	11,577	0.26

YEAR TO DATE OPERATING RESULTS

Operating revenue for the nine months totaled $573.7 million, a decline of 3.1 percent compared with a year ago. Same property revenue decreased 2.9 percent. Combined print and digital advertising revenue decreased 4.0 percent to $408.8 million, with retail advertising down 3.7 percent, national down 8.5 percent and classified down 4.2 percent. Combined print and digital classified employment revenue increased 7.5 percent. Automotive increased 1.3 percent, real estate decreased 21.1 percent and other classified decreased 5.5 percent. Digital advertising revenue on a stand-alone basis increased 28.2 percent to $44.7 million, representing 10.9 percent of total advertising revenue. Digital retail advertising revenue increased 43.1 percent and digital classified advertising increased 1.0 percent. Circulation revenue was flat.

Operating expenses, excluding depreciation, amortization and unusual matters, decreased 2.4 percent. Compensation declined 4.5 percent, with the average number of full-time equivalent employees down 3.9 percent. Newsprint and ink expense increased 14.7 percent, a result of higher prices partially offset by a reduction in newsprint volume of 4.2 percent. Other operating expenses decreased 3.3 percent.

Operating cash flow decreased 6.8 percent from a year ago to $123.7 million. Operating cash flow margin(1) decreased to 21.6 percent from 22.4 percent  a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, the company recognized an operating loss of $108.3 million, compared with operating income of $124.6 million a year ago. Non-operating expenses, primarily interest expense and debt financing costs, declined $6.0 million, due to lower debt balances, partially offset by higher debt financing costs. Loss attributable to Lee Enterprises, Incorporated totaled $138.0 million, compared with income of $40.9 million a year ago.

ADJUSTED EARNINGS AND EPS FOR YEAR TO DATE

Unusual matters affecting year-over-year comparisons include charges for impairment of goodwill and other assets and curtailment gains in both years. The following table summarizes the impact from unusual matters on income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per diluted common share. Per share amounts may not add due to rounding.

	39 Weeks Ended
	June 26		June 27
	2011		2010
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income (loss) attributable to Lee Enterprises, Incorporated, as reported	(138,048)	(3.08)	40,916	0.91
Adjustments:
Curtailment gains	(16,137)		(45,012)
Impairment of goodwill and other assets, including TNI Partners	199,325		3,290
Debt financing costs	9,913		5,964
Other, net	3,038		1,493
	196,139		(34,265)
Income tax adjustment related to health care legislation	—		2,012
Income tax effect of adjustments, net, and other unusual tax matters	(35,331)		16,175
	160,808	3.59	(16,078)	(0.36)
Income attributable to Lee Enterprises, Incorporated, as adjusted	22,760	0.51	24,838	0.55

DEBT AND FREE CASH FLOW(3)

Debt was reduced $21.5 million in the quarter and $77.3 million year to date. Debt, net of changes in cash, has been reduced $102 million in the last 12 months.

Carl Schmidt, vice president, chief financial officer and treasurer, said Lee remains in compliance with financial covenants and expects to continue repaying debt primarily with ongoing cash flow. Liquidity(4) at the end of the quarter totaled $118.6 million.

Free cash flow totaled $22.5 million for the quarter, compared with $32.1 million a year ago. Debt financing costs adversely impacted free cash flow in the current year quarter. Free cash flow in the last 12 months totaled $94.5 million.

ABOUT LEE

Lee Enterprises is the leading provider of local news and information, and a major platform for advertising, in the markets it serves, with 49 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.4 million daily and 1.7 million Sunday, reaching nearly four million readers in print alone. Lee's digital sites attracted 22 million unique visitors in June 2011. Lee's markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This report contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, availability of credit, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this report. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

LEE ENTERPRISES, INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended			39 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	June 26 2011	June 27 2010	Percent Change	June 26 2011	June 27 2010	Percent Change

Advertising revenue:
Retail	73,678	79,886	(7.8)	232,680	248,200	(6.3)
Classified:
Daily newspapers:
Employment	6,026	5,775	4.3	16,883	15,674	7.7
Automotive	5,979	6,545	(8.7)	17,671	18,830	(6.2)
Real estate	4,599	5,754	(20.1)	13,989	17,888	(21.8)
All other	11,218	12,560	(10.7)	32,429	34,250	(5.3)
Other publications	6,450	7,267	(11.2)	19,181	20,516	(6.5)
Total classified	34,272	37,901	(9.6)	100,153	107,158	(6.5)
Digital	15,696	12,863	22.0	44,658	34,824	28.2
National	6,261	7,198	(13.0)	22,022	26,577	(17.1)
Niche publications	3,088	2,965	4.1	9,301	9,016	3.2
Total advertising revenue	132,995	140,813	(5.6)	408,814	425,775	(4.0)
Circulation	44,875	45,072	(0.4)	135,173	135,205	—
Commercial printing	3,055	3,275	(6.7)	8,998	8,901	1.1
Digital services and other	6,381	7,245	(11.9)	20,714	22,106	(6.3)
Total operating revenue	187,306	196,405	(4.6)	573,699	591,987	(3.1)
Operating expenses:
Compensation	74,458	78,372	(5.0)	229,008	239,806	(4.5)
Newsprint and ink	14,632	13,618	7.4	45,156	39,373	14.7
Other operating expenses	55,969	57,686	(3.0)	173,114	178,954	(3.3)
Workforce adjustments	2,086	395	NM	2,721	1,082	NM
	147,145	150,071	(1.9)	449,999	459,215	(2.0)
Operating cash flow	40,161	46,334	(13.3)	123,700	132,772	(6.8)
Depreciation	6,559	6,844	(4.2)	20,376	21,378	(4.7)
Amortization	11,047	11,307	(2.3)	33,531	33,935	(1.2)
Impairment of goodwill and other assets	187,325	—	NM	187,325	3,290	NM
Curtailment gains	3,974	—	NM	16,137	45,012	(64.1)
Equity in earnings of associated companies	1,225	1,934	(36.7)	5,078	5,401	(6.0)
Reduction in investment in TNI Partners	12,000	—	NM	12,000	—	NM
Operating income (loss)	(171,571)	30,117	NM	(108,317)	124,582	NM

CONSOLIDATED STATEMENTS OF OPERATIONS, continued

	13 Weeks Ended			39 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	June 26 2011	June 27 2010	Percent Change	June 26 2011	June 27 2010	Percent Change

Non-operating income (expense):
Financial income	102	63	61.9	179	262	(31.7)
Financial expense	(13,223)	(14,354)	(7.9)	(39,800)	(49,802)	(20.1)
Debt financing costs	(6,053)	(1,997)	NM	(9,913)	(5,964)	66.2
Other, net	668	—	NM	(16)	—	NM
	(18,506)	(16,288)	13.6	(49,550)	(55,504)	(10.7)
Income (loss) before income taxes	(190,077)	13,829	NM	(157,867)	69,078	NM
Income tax expense (benefit)	(34,637)	3,790	NM	(19,955)	28,099	NM
Net income (loss)	(155,440)	10,039	NM	(137,912)	40,979	NM
Net income attributable to non-controlling interests	(77)	(20)	NM	(136)	(63)	NM
Income (loss) attributable to Lee Enterprises, Incorporated	(155,517)	10,019	NM	(138,048)	40,916	NM

Earnings (loss) per common share:
Basic	(3.46)	0.22	NM	(3.08)	0.92	NM
Diluted	(3.46)	0.22	NM	(3.08)	0.91	NM

Average common shares:
Basic	44,897	44,564		44,810	44,552
Diluted	44,897	45,041		44,810	44,859

FREE CASH FLOW
	13 Weeks Ended		39 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	June 26 2011	June 27 2010	June 26 2011	June 27 2010	June 26 2011

Operating income (loss)	(171,571)	30,117	(108,317)	124,582	(85,707)
Depreciation and amortization	17,909	18,455	54,818	56,165	72,988
Impairment of goodwill and other assets	187,325	—	187,325	3,290	187,325
Curtailment gains	(3,974)	—	(16,137)	(45,012)	(16,137)
Reduction of investment in TNI	12,000	—	12,000	—	12,000
Stock compensation	253	424	1,024	1,572	1,429
Cash interest expense	(13,359)	(14,509)	(40,210)	(50,268)	(53,680)
Debt financing costs paid	(4,180)	—	(4,294)	—	(4,847)
Financial income	102	63	179	262	328
Cash income tax benefit (paid)	(568)	(569)	(7,739)	765	(12,257)
Non-controlling interests	(77)	(20)	(136)	(63)	(146)
Capital expenditures	(1,400)	(1,895)	(3,641)	(6,691)	(6,784)
Total	22,460	32,066	74,872	84,602	94,512

SELECTED COMBINED PRINT AND DIGITAL ADVERTISING REVENUE

	13 Weeks Ended			39 Weeks Ended
(Thousands of Dollars)	June 26 2011	June 27 2010	Percent Change	June 26 2011	June 27 2010	Percent Change

Retail	80,262	84,387	(4.9)	250,026	259,512	(3.7)
Classified:
Employment	9,994	9,600	4.1	27,843	25,901	7.5
Automotive	10,391	10,759	(3.4)	31,533	31,128	1.3
Real estate	6,216	7,721	(19.5)	18,847	23,892	(21.1)
Other	15,753	17,712	(11.1)	45,866	48,556	(5.5)
Total classified	42,354	45,792	(7.5)	124,089	129,477	(4.2)
National	7,290	7,668	(4.9)	25,397	27,771	(8.5)

REVENUE BY REGION

	13 Weeks Ended			39 Weeks Ended
(Thousands of Dollars)	June 26 2011	June 27 2010	Percent Change	June 26 2011	June 27 2010	Percent Change

Midwest	113,703	117,940	(3.6)	345,906	354,208	(2.3)
Mountain West	36,654	38,353	(4.4)	109,422	112,695	(2.9)
West	20,969	23,396	(10.4)	65,117	70,787	(8.0)
East/Other	15,980	16,716	(4.4)	53,254	54,297	(1.9)
Total	187,306	196,405	(4.6)	573,699	591,987	(3.1)

DAILY NEWSPAPER ADVERTISING VOLUME

	13 Weeks Ended			39 Weeks Ended
(Thousands of Inches)	June 26 2011	June 27 2010	Percent Change	June 26 2011	June 27 2010	Percent Change

Retail	2,601	2,587	0.6	7,858	7,827	0.4
Classified	2,787	2,917	(4.5)	8,087	8,180	(1.1)
National	98	109	(10.5)	307	380	(19.2)
Total	5,486	5,613	(2.3)	16,252	16,387	(0.8)

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	June 26 2011	June 27 2010

Cash	23,924	15,177
Restricted cash and investments	4,972	9,448
Debt (Principal Amount)	1,004,260	1,102,005

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			39 Weeks Ended
	June 26 2011	June 27 2010	Percent Change	June 26 2011	June 27 2010	Percent Change
Capital expenditures (Thousands of Dollars)	1,400	1,895	(26.1)	3,641	6,691	(45.6)
Newsprint volume (Tonnes)	21,123	22,400	(5.7)	65,134	67,974	(4.2)
Average full-time equivalent employees	5,816	6,106	(4.8)	5,943	6,184	(3.9)

NOTES:

(1)
Operating cash flow, which is defined as operating income before depreciation, amortization, impairment charges, curtailment gains, and equity in earnings of associated companies, and operating cash flow margin (operating cash flow divided by operating revenue) are non-GAAP (Generally Accepted Accounting Principles) financial measures. Reconciliations of operating cash flow to operating income, the most directly comparable GAAP measure, are included in a table accompanying this release.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(2)
Adjusted net income (loss) and adjusted earnings (loss) per common share, which are defined as income (loss) attributable to Lee Enterprises, Incorporated, and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature, are non-GAAP financial measures. See (1) above. Reconciliations of adjusted net income (loss) and adjusted earnings (loss) per common share to income (loss) attributable to Lee Enterprises, Incorporated, and earnings (loss) per common share are included in tables accompanying this release.

(3)
Free cash flow, which is defined as operating income, plus depreciation and amortization, impairment charges, stock compensation, financial income and cash income tax benefit, minus curtailment gains, financial expense (exclusive of non-cash amortization and accretion), cash income taxes, capital expenditures and minority interest, is a non-GAAP financial measure. See (1) above. Reconciliations of free cash flow to operating income, the most directly comparable GAAP measure, are included in a table accompanying this release. Changes in working capital are excluded.

(4)	Liquidity is defined as the sum of cash, restricted cash and revolving credit facility availability.

(5)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior period has been adjusted for comparative purposes, and the reclassifications have no impact on earnings.